                                DISTRIBUTOR AGREEMENT


    THIS AGREEMENT, made and entered into this 26th day of June, 1992, by and between ACTIVE ANKLE SYSTEMS, INC. ("Manufacturer"), and CRAMER PRODUCTS, INC., a Kansas Corporation ("Distributor"),

    WITNESSETH:

    In consideration of these presents and the mutual promises set out herein, the parties hereto agree as follows:

    1. RECITALS. Manufacturer is engaged in the manufacture of ankle braces further identified as set forth on Exhibit A attached hereto and made a part hereof (such products, together with any improvements hereafter made thereto by Manufacturer, called the "Product") and owns those patents, patent applications, and trademark, trade name, logo and copyright registrations and applications for registration, if any, listed on Exhibit B attached hereto (such existing applications and registrations, together with any other trademarks, tradenames, logos and copyrights used with respect to the product, called the "Proprietary Rights"). Distributor is engaged in the marketing and sale of sporting goods as a wholesaler in the United States and overseas.

    2. RIGHTS TO DISTRIBUTE. Manufacturer hereby grants to distributor the exclusive and nontransferable right to market and sell the Product to educational entities; or through sales to team dealers who resell to educational entities. The Territory covered by this Agreement is defined as the Continental United States, plus the states of Hawaii and Alaska. In the event Manufacturer should hereafter manufacture products other than the Product, Manufacturer shall not grant to any third party the right to market or sell such other products unless Manufacturer first offers in writing to Distributor the exclusive right to market and sell such other products in the Markets and the Territory. If the Distributor fails to accept such offer within 60 days after receipt, Manufacturer may thereafter grant to any other third party the right to market or sell such other products, but only on terms no more favorable to such third party than the terms offered to Distributor. Nothing in this agreement shall restrict or prohibit Distributor from marketing and selling products not manufactured by Manufacturer, including distributor's own ankle braces, which may compete with the product.

    (a). UNSOLICITED ORDERS RECEIVED BY MANUFACTURER. If during the term of this agreement, Manufacturer, on an unsolicited basis, receives Product orders, from educational and/or athletic entities, Manufacturer is authorized to sell direct to these entities subject to the following conditions.

         1. The sale price shall be the "team dealer" price, if applicable, otherwise the Cramer "school" price to the education entities.

         2. Manufacturer assumes all risk and responsibility for sale, collection, and delivery of Product.

         3. Manufacturer will furnish Cramer a copy of its invoice for each unsolicited sale. The invoice shall contain all information normally present in an accounts receivable invoice.

         4.   On the 15th of each month, Manufacturer shall deliver to
Distributor:

              (i) Copies of unsolicited sales invoices for the preceding month.

              (ii) Payment to Distributor of an amount equal to 60% of the difference between the Product invoiced net price and the Manufacturer's selling price to Distributor.

         5. Manufacturer intends to refer all unsolicited calls from educational and/or athletic entities to Distributor, or call in these orders to Distributor by the end of six months of the date of this agreement.

    (b) PRODUCT RESEARCH. For the purpose of conducting continuing Product research, Manufacturer maintains the right to sell direct to selected educational and athletic entities. (Exhibit C.)

    3.   PURCHASE AND DELIVERIES.

    (a.) Distributor shall purchase all of the Distributor's requirements for the Product from Manufacturer and Manufacturer agrees to supply such requirements. Distributor's orders for the Product shall be made in writing to Manufacturer, and Manufacturer shall fill and deliver distributor's orders on a timely basis, subject only to delays described under paragraph 13. Distributor shall not cancel all or any part of any order except to the extent Manufacturer shall not have filled and delivered such order within 45 days after Manufacturer's receipt of such order.

    (b.) Distributor shall order, purchase and pay for a minimum of 6,000 Product units (a unit being one ankle brace) during the period commencing on the date of this Agreement and ending on December 31, 1993 (the "initial period"). If Distributor shall fail to order purchase and pay for a minimum of 6,000 Product units during the initial period, and an additional 6,000 units during the twelve month period ending on December 31, 1994; and a minimum of 6,000 units each calendar year subsequent; and provided that Manufacturer shall have complied with the terms and conditions of this Agreement, then Manufacturer shall have the right to terminate this Agreement by written notice to Distributor given within 60 days after the end of any December 31 calendar year in which Distributor fails to order, purchase and pay for the minimum number of Product units specified above; provided, however, that in no event shall the failure of Distributor to order, purchase or pay for the minimum number of Product units specified above constitute a breach of this Agreement or obligate Distributor to pay Manufacturer any compensation in addition to the amount which Manufacturer will otherwise be entitled on orders actually made by Distributor.

    (c.) Manufacturer shall deliver Distributor's Product orders to Distributor f.o.b. Louisville, Kentucky or f.o.b. such other locations as Manufacturer and Distributor shall from time to time agree.

    (d.) Each Product unit delivered to Distributor shall be prepackaged, boxed or bagged pursuant to Distributor's instructions, by Manufacturer.

    4.   PRICE AND PAYMENT.


    (a.) Manufacturer may from time to time change the price of each Product unit ordered after such date, by giving Distributor 60 days notice of each such price change. Distributor shall pay Manufacturer such changed price for each Product unit ordered after such 60-day notice period. All Distributor orders received by Manufacturer prior to the effective date of the price increase shall be entitled to the price in effect before the effective date of the price increase for which the 60-day notice was given. Delivery of each Product ordered by Distributor shall be accepted or rejected by Distributor within 10 days of the date the Product is delivered.


    (b.) Distributor shall pay the full price of each Product unit delivered to Distributor pursuant to subparagraph 3c hereof accepted by Distributor in cash or equivalent within 30 days after each such delivery.

    5. DISTRIBUTOR'S RESALE. Distributor shall use efforts reasonably consistent with its resources to market and sell the Product to "team dealers" and athletic training markets and to promote the Product to educational and athletic entities, and other groups and institutions which include or sponsor athletic programs, and to the team dealers which sell to these markets. Distributor shall establish the price for all sales of the Product and shall be solely responsible to its customers with respect to the delivery of the Product to them, the collection of the purchase price from them, and the other terms of such sales.

    6. TERM. The initial term of this Agreement shall begin on the date hereof and shall end, if not sooner terminated pursuant to this agreement, after the initial term on December 31, 1995. This Agreement shall automatically renew for successive three-year periods thereafter unless either party hereto shall by written notice to the other party not less than 60 days prior to the end of such initial term or any succeeding three-year term, give notice of termination of this Agreement at the end of such initial term or three-year term, or is terminated at any time by mutual consent of both parties.

    7.   PROPRIETARY RIGHTS.

    (a.) Manufacturer hereby grants to Distributor the non-exclusive and nontransferable right to use all present and future Proprietary Rights in Distributor's promotion and sale of the Product pursuant to this Agreement; provided, Distributor shall not knowingly alter any

Proprietary Right without prior written consent. Distributor acknowledges that all good will associated with Distributor's use of Proprietary Rights shall inure to Manufacturer's benefit.

    (b.) Manufacturer represents and warrants to Distributor that (i) the Proprietary Rights do not infringe on any rights to any person and, to Manufacturer's knowledge, no person has infringed on or challenged the Proprietary Rights, and (ii) Manufacturer is the sole legal and equitable owner of the Proprietary Rights, subject only to Manufacturer's grants to others of the right to use such Proprietary Rights in the promotion and sale of the Product outside of the markets or the Territory. Distributor shall promptly notify Manufacturer of any third party's apparent infringement of or challenge to the proprietary rights known to Distributor. Manufacturer, at his expense, shall defend and indemnify Distributor against any claim, loss, cost and expense (including attorney's fees) arising out of or relating to actions, claims or suits by any third party against Distributor with respect to Distributor's use of the Proprietary Rights pursuant to this Agreement. Manufacturer shall maintain all registrations relating to the Proprietary Rights, and shall not abandon or use the Proprietary Rights in any manner that would cause them to cease to be protected.

    8. PUBLIC REQUIREMENTS. Distributor and Manufacturer shall each conduct its business with respect to the Product and Proprietary Rights in compliance with all laws, ordinances, regulations, orders, guidelines and other requirements of federal, state and local governments, agencies and political subdivisions.

    9. NO AGENCY RELATIONSHIP. This agreement shall not constitute either Manufacturer or Distributor as the agent or legal representative of the other for any purpose. Neither Manufacturer nor Distributor shall have the right to, and each agrees that it will not attempt to, act for or bind or obligate the other in any manner.

    10. PROMOTION OF PRODUCT BY DISTRIBUTOR. Distributor will advertise and promote and product through the following means, on a basis generally comparable to that for other products sold by Distributor and consistent with paragraph 5:

    -    Trade advertising
    - Display and promotion at major sporting goods shows at which distributor exhibits products
    - Articles and advertising in publications which may be produced from time to time by Distributor (e.g. currently "The First Aider")
    -    Inclusion in the Distributor's product catalog
    -    New product publicity
    -    Incorporation in Distributor's training workshops' curriculums

    Promotional material produced by Distributor relating to Manufacturer's products shall receive prior approval by Manufacturer. Written approval by FAX will be provided to Distributor within three days of receipt by Manufacturer.

    11. PRODUCT QUALITY. All Product purchased by Distributor shall be manufactured in a good and work-man-like manner from sound materials and shall be free from defects. Manufacturer agrees to defend and indemnify Distributor against any claim, loss, cost and expense (including attorney's fees) arising out of or relating to the actual or alleged failure of the product to satisfy the standards set forth herein or any actual or alleged defect in the design or manufacture of the product.

    12. RESPONSIBILITY OF MANUFACTURER FROM MARKETING. Manufacturer shall use its best efforts, whenever requested by Distributor, to provide marketing information, product knowledge, or any other information Distributor may need to adequately market and promote the Product.

    13. FORCE MAJEURE. It is mutually agreed by the parties hereto that neither party shall be held responsible for any losses resulting if the fulfillment of any terms or provisions hereof shall be delayed or prevented by revolution or other disorders, wars, acts of enemies, strikes, floods, acts of God, or without limiting the foregoing, by any other cause not within control of the party whose performance is interfered with, and which by the exercise of reasonable diligence said party is unable to prevent, whether of the class of causes above enumerated or not.

    14.  TERMINATION.

    (a.) Either Manufacturer or Distributor may terminate this agreement by giving written notice to the other party of the occurrence of any one of the following events, provided that only Distributor may terminate this agreement if an event described in clause (iii) occurs:

              (i) The notified party shall fail to perform any agreement made by it in this Agreement, and such agreement is not performed or cured within 30 days after the other party shall notify the notified party of such failure;

              (ii) A petition shall be filed against the notified party under any bankruptcy, reorganization or insolvency law (which petition is not dismissed within 60 days of filing) or a receiver or trustee shall be appointed to take possession of the notified party's assets;

              (iii) Any portion of the Proprietary Rights shall become the subject and any levy, seizure, assignment, application or sale by any court, creditor or government agency, and such levy, seizure, assignment, application or sale is not adjudicated or set aside within 60 days of initial action; or

              (iv) The notified party shall voluntarily petition or otherwise voluntarily institute proceedings under any bankruptcy or other law for the relief of debtors.

    (b.) Upon termination of this Agreement, Distributor shall cease to use all Proprietary Rights (except that Distributor may continue to use for twelve months its current ad for the Product in its current catalog); may sell all Product owned by it on the termination date in the ordinary course of its business; and shall have the right to receive C.O.D. all Product ordered prior to termination.

    15. NOTICE. Any notice or other communication which either party may be required or shall desire to give under this Agreement shall be deemed to be fully given when mailed by certified or registered mail, postage prepaid, to the address indicated below or such other address as either party hereinafter may designate to the other party in writing:

              If to Manufacturer: President
                                  Active Ankle Systems, Inc.
                                  451 Baxter Avenue
                                  Louisville, Kentucky 40204

              If to Distributor:  President
                                  Cramer Products, Inc.
                                  153 W. Warren
                                  P.O. Box 1001
                                  Gardner, Kansas 66030

    16. SUBLICENSES. Notwithstanding the provisions of paragraphs 2 and 7, Manufacturer hereby acknowledges and agrees that Distributor may from time to time engage independent sales representatives to market and sell the Product pursuant to this Agreement and to use the Proprietary Rights in connection therewith. Manufacturer hereby consents to such arrangements and to the grant by Distributor of sublicenses of the Proprietary Rights to such representatives for such purposes.

    17. ASSIGNMENT, SUCCESSORS, AND ASSIGNS. This Agreement shall not be assigned by either party hereto without the prior written consent of the non assigning party; each party agrees, however, that such consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the foregoing provisions with respect to the assignment of this Agreement.

    18. LAW GOVERNING. This agreement is a Kansas contract and shall be construed and interpreted in accordance with the laws of that state, except to the extent the ownership or use of the Proprietary Rights are governed by the laws of the United States of America.

    19. GENERAL PROVISIONS. This Agreement may be modified at any time or from time to time only by the written agreement of both parties. The failure of either party to require performance by the other party of any provision hereof, or to enforce any remedies it may have against the other party, shall in no way affect the right thereafter to enforce this Agreement and require full performance by the other party. The waiver by either party of any breach of any provision of this agreement shall not constitute a waiver of any succeeding breach of that provision or of any other provision. This agreement cancels and supersedes all previous agreements, written or oral, between the parties hereto relating to the subject matter hereof and constitutes the entire Agreement between the parties hereto, and there are no understandings, representations or warranties expressed or implied not specifically set forth herein. This Agreement may be executed in any number of counterparts which taken together shall constitute one and the same instrument.

    IN WITNESS HEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                             ACTIVE ANKLE SYSTEMS, INC.



                             BY:
                                ------------------------------------------
                                  Ronald W. Schultz
                                  Chief Executive Officer
                                  "Manufacturer"



                             CRAMER PRODUCTS, INC.



                             BY:
                                ------------------------------------------
                                  Thomas K. Rogge
                                  President
                                  "Distributor"

                                                                       EXHIBIT A



June 1991

ACTIVE ANKLE SYSTEMS PRODUCT LIST

Active Ankle "Acute"         X-Small        BXS20
Active Ankle "Acute"         Small          BS30
Active Ankle "Acute"         Medium         BM40
Active Ankle "Acute"         Large          BL50

Active Ankle "Acute II"      X-Small        BXS20
Active Ankle "Acute II"      Small          BS30
Active Ankle "Acute II"      Medium         MB40
Active Ankle "Acute II"      Large          BL50

Active Ankle "Trainer"       X-Small        TXS20
Active Ankle "Trainer"       Small          TS30
Active Ankle "Trainer"       Medium         TM40
Active Ankle "Trainer"       Large          TL50

Neoprene "Trainer" Pads      pair           NP130
BubbleFlex "Acute" Pads      pair           BP120
BubbleFlex "Acute II" Pads   pair           BP120
Active Heel Cushion          pair           HP500
Overhaul Kit                 "Trainer"      OK300
Dura*Kold                                   DK200

                                                                       EXHIBIT B




June 1992

Domestic Patents

    1.   United States Patent RE33395
    2.   United States Patent 5,031,607

Domestic Patent Pending

    1.   BubbleFlex patent filed February 1991

Domestic Registered Trademarks

    1.   Active Ankle Logo
    2.   BubbleFlex

Domestic Trademarks

    1.   Active Ankle "name"

Foreign Patent Pending

    1.   European, filed September 1990
              France
              Italy
              United Kingdom
              Germany

    2.   Canadian, filed September 1990

    3.   Japan, filed September 1990

Foreign Trademarks

    1.   Australia

    2.   Canada

    3.   Korea

                                                                     EXHIBIT C

                          AMENDMENT TO DISTRIBUTOR AGREEMENT



    This Agreement, made and entered into this 10th day of March, 1995, by and between Active Ankle Systems, Inc. ("Manufacturer") and Cramer Products, Inc., a Kansas Corporation ("Distributor") amends the Distributor Agreement ("Prior Agreement") entered into by Manufacturer and Distributor on June 26, 1992,

    Witnesseth:

    In consideration of these presents and mutual promises set out herein, the parties hereto agree as follows:

    1.   Paragraph 2 of the Prior Agreement is amended as follows:

    a. Manufacturer hereby grants to Distributor the non exclusive and non transferable right to sell the Product to team dealers, educational entities, and retail sporting good entities and catalog operations selling to the consumer. It is understood that package graphics for each distributor will be exclusive to that distributor.

    b. The territory covered by this Agreement is defined as the Continental United States, plus the states of Alaska and Hawaii, and U.S. Possessions. Other foreign territories may be added by letter agreement.

    c. Manufacturer agrees to sell to Distributor at the best price and terms offered to any other distributor of the Product and in such packaging, color, and product features as manufacturer shall offer to any distributor with the exception that Distributor's package graphics shall be exclusive to that distributor.

    d. Manufacturer agrees to create and supply packaging exclusive to Distributor. Distributor and Manufacturer agree to share the out of pocket costs associated with such packaging. Distributor shall have the right to approve all packaging created for Distributor in advance. If Distributor, at its option, elects to create and package the Product at its expense, Manufacturer shall have the right to approve such packaging.

    e. Distributor agrees that product packaged in bulk shall be sold only to catalog distributor or team accounts and should not be sold for resale at retail. Distributor agrees to exercise its best efforts enforcing this provision and to direct its sales representatives to enforce this provision as well.

    f. In the event Manufacturer should hereafter manufacturer products other than the product, Manufacturer shall offer Distributor the non exclusive right to market such products in the markets and territories covered by this Agreement. If Distributor fails to accept such offer within 60 days, Manufacturer shall have the right, in its sole discretion, to grant the right to market and sell other such products to any third party.

    g. Nothing in this agreement shall restrict or prohibit Distributor from marketing and selling products not manufactured by Manufacturer.

    h. Active Ankle Systems, Inc. has the sole right to grant or withhold distribution rights to any market or customer and shall have sole discretion and final decision authority on all disputes between distributors.

    i. Active Ankle Systems, Inc. is authorized to maintain existing house accounts and sell direct to other distributors, dealers, retail and catalog entities, educational entities, and consumers in order to test product performance and marketing programs. In its direct marketing programs, Manufacturer will focus on areas and market niches not covered by Distributor or its representatives in their ordinary course of business.

    j. All accounts being sold Active Ankle product as of February 28, 1995, shall be exclusive to distributor for the duration of this contract. If a conflict arises between distributors as to the right to an account, distribution exclusivity to the account shall be determined by:

         i. The date on the first invoice where the Active ankle was sold to that account.

         ii. Manufacturer may decide at its sole discretion which distributor may be permitted to sell to customer.

    k. Distributor shall provide periodic reports of retail unit sales volume by customer and inventory levels of the Distributor and such other reports as Manufacturer and Distributor shall mutually agree.

    l. This Agreement modifies the term of the Prior Agreement. The basic term of this Agreement shall be for a period of three (3) years from the effective date of this Agreement or December 31, 1997, if sooner. This Agreement shall automatically renew for a period of two (2) years unless either party terminates this Agreement by providing the other party with written notice at least 120 days in advance, unless terminated by mutual consent. Manufacturer may terminate this Agreement if Distributor has not ordered any Product for 60 consecutive days.

    2.   Paragraph 11 of the Prior Agreement is amended to read:

    11   (a)  LIMITED EXPRESS WARRANTY.  If during the term of this
         Agreement, Distributor receives a defective product from Manufacturer, or sells and delivers to a third party a defective Product from its inventory which is subsequently returned to Distributor by such third party for replacement within 90 days, then Distributor shall immediately notify Manufacturer. The Distributor shall return the defective Product to the Manufacturer. If Manufacturer shall determinate that the Product forwarded to it by Distributor is, in fact, defective by reason of improper workmanship or material, the Manufacturer shall, at Manufacturer's option, credit the Distributors account in an amount equal to the purchase price paid by Distributor for such Product. Notwithstanding the foregoing, however, at no time shall Distributor accept or receive from any other third party, any part taken or removed from a Product for which a claim is being made under the Manufacturer's product warranty. In the event Distributor encounters any attempt to return such a part, Distributor shall notify the returning party to contact the Manufacturer direct for such part's replacement or repair.

    11   (b)  DISCLAIMER OF WARRANTY.  Aside from the foregoing express limited warranty contained in paragraph 11(a) above, the Distributor acknowledges that no warranties with regard to the Products, whether of merchantability or otherwise are created by the Agreement and the Manufacturer hereby disclaims and excludes all implied warranties of merchantability or fitness of a particular purpose. Any warranty against infringement that may be provided in Section 2-312(3) of the Uniform Commercial Code and/or any other comparable state statute is expressly disclaimed.

    In witness hereof, the parties have caused this amendment to be duly executed the day and year first written above.


Active Ankle Systems, Inc.                  Cramer Products, Inc.




By:                                         By:
   -------------------------------             -------------------------------
    Gary G. Herzberg, President                 Thomas K. Rogge, President
    "Manufacturer"                              "Distributor"


                                          3